Exhibit 99.2

Hughes Telematics, Qualcomm and American Medical Alert Corporation Announce Joint Venture to Create Lifecomm
New company to offer mobile Personal Emergency Response products and services

ATLANTA, May 12, 2010 – Hughes Telematics, Inc. (“HTI”), (OTCBB: HUTC, HUTCW), Qualcomm Incorporated (Nasdaq: QCOM) and American Medical Alert Corp. (Nasdaq: AMAC) today announced a joint venture to deliver mobile health services through Lifecomm LLC. The entity, formed with cash and in-kind contributions by the parties, will operate as a majority-owned subsidiary of HTI and plans to launch a mobile Personal Emergency Response Service (PERS) focused on seniors and their caregivers in the United States in 2011.

The introduction of a state-of-the-art mobile PERS solution, designed to extend affordable and potentially lifesaving emergency assistance to its users, is expected to be a major advancement in providing connected location-based services. The mobile PERS solution will consist of a wearable lightweight device with one-touch access to an emergency assistance call center. Inside the device, a cellular modem will enable wireless voice and data communications, and an embedded GPS combined with other sensors will enable location-based tracking and monitoring of the person wearing the device. A personalized web portal for the user and/or caregiver will provide access to information about user activity and location.

"Our venture with Qualcomm and AMAC will enable Lifecomm to deliver a compelling mobile personal emergency response service to seniors and their caregivers," said Jeff Leddy, chief executive officer, HTI. “Using HTI’s back office architecture and call center network as the backbone of the Lifecomm service will allow for a seamless integration with a new growth market. We are excited about extending our business to deliver high value location-based services to the individual.”
HTI currently is the exclusive provider of connected safety, convenience and location-based services to Mercedes-Benz mbrace™ customers. HTI’s highly reliable infrastructure, call center expertise and flexible technology platform will be leveraged to support Lifecomm. HTI will provide engineering, information technology and product development services for the subsidiary.

Qualcomm, a leader in wireless technology development, is contributing expertise to the effort that was developed under its internal “Lifecomm” initiative and will provide further engineering services, technical resources and capital for the development of the mobile PERS solution. The mobile PERS device will utilize Qualcomm’s Wearable Mobile Device module and wireless chipset technology.

“Wireless health services offer substantial benefits to the medical and patient communities,” said Steve Altman, president of Qualcomm. “The mobile PERS solution will allow seniors to maintain their independence by providing them immediate, push-button access to emergency services. Mobile PERS is a compelling offering that Lifecomm is well positioned to provide and we’re pleased to help enable.”

AMAC, with nearly 30 years experience delivering personal emergency response solutions, will be the anchor Value Added Reseller of the Lifecomm mobile PERS offering. With a robust call center infrastructure, highly trained personnel, marketing expertise and existing relationships with hundreds of healthcare entities as well as national direct to consumer outlets, AMAC will be a primary contributor to the initial distribution of the Lifecomm solution and immediately open up channel opportunities for mobile PERS.

“We believe the triumvirate behind the formation of the Lifecomm venture is the beginning of a highly productive, long term relationship that will transform the PERS industry,” said Jack Rhian, president and chief executive officer of AMAC. “We are extremely pleased to work with HTI and Qualcomm to deliver this next generation PERS solution to the marketplace and expect these solutions, once commercialized, will have an immediate impact on the breadth and depth of services AMAC provides under its remote patient monitoring portfolio.”

About Hughes Telematics, Inc.
Hughes Telematics, Inc. (“HTI”) (OTCBB: HUTC and HUTCW) is a leader in implementing the next generation of connected services. Centered on a core platform of safety and security, the company offers a portfolio of location-based services for consumers, manufacturers, fleets and dealers through two-way wireless connectivity. Networkfleet, Inc., a wholly owned subsidiary of HTI located in San Diego, Ca., offers remote vehicle diagnostics, an integrated GPS tracking and emissions monitoring system for wireless fleet vehicle management. A majority owned subsidiary of HTI, Lifecomm, located in Atlanta, Ga., offers mobile personal emergency response services through a wearable lightweight device with one-touch access to emergency assistance. Additional information about HTI can be found at www.hughestelematics.com.

Hughes Telematics Press Contacts:
Craig Kaufmann, Finance
Phone: 404-573-5803
Email: craig.kaufmann@hughestelematics.com

About Qualcomm
Qualcomm Incorporated (Nasdaq: QCOM) is a leader in developing and delivering innovative digital wireless communications products and services based on CDMA and other advanced technologies. Headquartered in San Diego, Calif., Qualcomm is included in the S&P 100 Index, the S&P 500 Index and is a 2010 FORTUNE 500® company. For more information, visit Qualcomm around the Web:

www.qualcomm.com
Blog: www.qualcomm.com/blog
Twitter: www.twitter.com/qualcomm
Facebook: www.facebook.com/qualcomm

Qualcomm Press Contacts:
Emily Kilpatrick, Corporate Communications
Phone:  1-858-845-5959
Email:  corpcomm@qualcomm.com

Warren Kneeshaw, Investor Relations
Phone:  1-858-658-4813
Email:  ir@qualcomm.com

About AMAC
AMAC (Nasdaq: AMAC) is a healthcare communications company, dedicated to the provision of support services to the healthcare community. AMAC’s remote patient monitoring product and service portfolio includes Personal Emergency Response Systems and emergency response monitoring, medication management systems, disease management monitoring appliances and healthcare communication solutions services. AMAC operates eight US based, communication centers under local trade names: HLINK OnCall, North Shore TAS, Live Message America, ACT Teleservice, MD OnCall, Capitol Medical Bureau, American MediConnect, and Phone Screen to support the delivery of high quality, healthcare communications. For more information go to www.amac.com.

AMAC Press Contacts:
Randi Baldwin, Senior Vice President, Marketing
Phone: 516.536.5850 ext 3109
Email: randi.baldwin@amac.com

Forward Looking Statements
Certain statements contained in this press release, including statements related to the future expectations and timing for the development and commercialization of Lifecomm’s mobile PERS solution, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks and the actual actions or results may differ from these current expectations. Important factors which might cause a difference between actual and expected events include: (i) greater than expected and/or increased costs or unexpected delays associated with the development and commercialization of Lifecomm’s mobile PERS solution, (ii) inability to successfully develop the technology to support Lifecomm’s mobile PERS solution, (iii) uncertainty relating to consumer interest in and acceptance of Lifecomm’s mobile PERS solution, (iv) risks associated with changes in the competitive or regulatory environment in which Lifecomm operates; and (v) risks associated with prosecuting or defending allegations or claims of infringement of intellectual property rights.  No party undertakes any obligation to update these forward-looking statements for events occurring after the date of this press release.